FOR IMMEDIATE RELEASE

Kingstone Companies Announces Signing of New Reinsurance Treaties

Kingston, NY – July 25, 2019 – Kingstone Companies, Inc. (Nasdaq:  KINS) (the “Company” or “Kingstone”), a property and casualty insurance holding company,  today announced that the Company’s wholly-owned subsidiary, Kingstone Insurance Company (“KICO”), entered into various reinsurance agreements with multiple reinsurers for the treaty year beginning July 1, 2019. The new agreements include increased coverage and terms that are consistent with previous treaties. The new treaties are highlighted by the following features:

Catastrophe Excess of Loss Reinsurance Treaty
•
$602.5 million in coverage was purchased from a panel of 53 individual reinsurers, each rated “A- Excellent” or better by A.M. Best. This increase of 35% from the $445 million purchased in the expired term is a result of our growth along with our desire to maintain coverage in excess of that needed to cover a 1 in 250 year event.

•	After the $7.5 million direct retention (increased from the prior retention of $5 million), the Company is now covered for up to a $610 million ground-up loss event.
•	KICO obtained a low-single digit exposure-adjusted rate change compared to the corresponding premium paid for catastrophe coverage on the expired treaty.
•	KICO again purchased Reinstatement Premium Protection attributable to the 100 year return period which is now $292.5 million of coverage.
•	KICO purchased coverage protecting up to a 1-in-263 year event, meeting the requirement for an “A- Excellent” rating by A.M. Best.
•	KICO’s maximum pre-tax retained loss in a catastrophe event is now $7,500,000.

Per-risk Excess of Loss Treaties
•	The maximum net single risk retention on any one loss (pre-tax) is as follows:
•	Personal lines- $1,000,000 (increased from $800,000 in the prior term),
•	Commercial lines- $750,000
•	The after tax impact of any one loss remains less than 1% of statutory surplus
•	Total casualty protection up to a $4.5 million single loss, covering the maximum policy limits currently offered by the Company.

Quota Share Treaty
•	The 10% personal lines quota share treaty has been discontinued on a run-off basis effective July 1, 2019.

Mr. Barry Goldstein, Chairman of Kingstone Companies commented, “This was a challenging year in the reinsurance market, but we are satisfied with the success of our renewal. We were able to secure another substantial increase in coverage limit, in line with our continued growth, and were able to retain all incumbent markets and some additional new markets.  Reinsurance markets continue to be more favorable for high quality buyers like Kingstone.  We were able to achieve consistent terms at fair and relatively favorable pricing levels compared with other similar buyers.”

Mr. Goldstein continued, “Our strong and diverse panel of 53 reinsurers include many of the most highly-respected and financially stable carriers in the marketplace. The fact that not a single incumbent left our program while we achieved stable pricing levels highlights the strong relationships that Kingstone and its long-term broker Aon have built with our reinsurers.”

About Kingstone Companies, Inc.
Kingstone is a northeast regional property and casualty insurance holding company whose principal operating subsidiary is Kingstone Insurance Company (“KICO”). KICO is a New York domiciled carrier writing business through retail and wholesale agents and brokers. KICO offers primarily personal lines insurance products in New York, New Jersey, Rhode Island, Massachusetts, Connecticut and Pennsylvania. Kingstone is also licensed (but not yet active) in New Hampshire and Maine.

Forward-Looking Statement
Statements in this press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, may be forward-looking statements. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. These statements involve risks and uncertainties that could cause actual results to differ materially from those included in forward-looking statements due to a variety of factors. For more details on factors that could affect expectations, see Part II, Item 7 of our Annual Report on Form 10-K for the year ended December 31, 2018 under “Factors That May Affect Future Results and Financial Condition.” Kingstone undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

INVESTOR RELATIONS CONTACT:
Amanda M. Goldstein
Investor Relations Director
(516) 960-1319